AMERICAN COMMERCIAL LINES INC.	Contact: Christopher A. Black Sr. Vice President, Chief Financial Officer (812) 288-1836
FOR IMMEDIATE RELEASE
American Commercial Lines Inc.
AMERICAN COMMERCIAL LINES ANNOUNCES INCREASED EARNINGS AND EBITDA GUIDANCE
Jeffersonville, Indiana (March 14, 2006) — American Commercial Lines Inc. (NASDAQ:ACLI) (“ACL” or the “Company”) announced today that it is increasing its earnings and EBITDA* guidance for 2006. ACL is increasing it annual earnings guidance for 2006 from a range of $1.31-1.51 per share to a range of $1.70-1.90 per share. The Company is also increasing its annual EBITDA guidance for 2006 from a range of $135-145 million to a range of $155-165 million. ACL also announced that it expects earnings for the first quarter of 2006 to range between $0.25-$0.30 per share.
          Commenting on the announcement, Mark R. Holden, President and CEO, stated “Industry fundamentals continue to strengthen in both of our business segments, barge transportation and barge manufacturing. In addition, our first quarter results are benefiting from very favorable operating conditions (principally from milder than anticipated weather conditions and higher river levels), stronger than normal freight demand and accelerating productivity gains within our manufacturing business. At the beginning of the year, we increased the amount of our transportation business which is sold on the spot market from approximately 20-25% in 2005 to approximately 30-35% in 2006. Our spot business is experiencing a favorable rate environment driven by demand during the first quarter and, therefore, more of our business is benefiting from this trend than in prior years.”
          American Commercial Lines Inc., headquartered in Jeffersonville, Indiana is an integrated marine transportation and service company operating in the United States Jones Act trades. For more information about ACL generally, visit www.aclines.com.
• Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance. See the Company’s website at www.aclines.com for a reconciliation of our anticipated EBITDA to earnings.

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Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Prospectus filed on October 7, 2005 by American Commercial Lines Inc. with the SEC. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.